Exhibit 23.1

KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 21, 2025, with respect to the consolidated financial statements of Ichor Holdings, Ltd., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Portland, Oregon
May 14, 2025